Exhibit (h)(14)(c)

AMENDMENT 2

This amendment (the “Amendment”) between the parties signing below (the “Parties”) amends the CCO Agreement as of April 1, 2023 (the “Effective Date”):

Term	Means
“CCO Agreement”	The Chief Compliance Officer Services Agreement between ALPS and the Trust, on behalf of the Clarkston Funds, dated September 8, 2015, as amended
“SS&C” or “ALPS”	ALPS Fund Services, Inc.
“Trust”	ALPS Series Trust
“Clarkston Funds” or “Funds”	Clarkston Fund Clarkston Partners Fund Clarkston Founders Fund

Except as amended hereby, all terms of the CCO Agreement remain in full force and effect. This Amendment includes the amendments in Schedule A and general terms in Schedule B.

IN WITNESS WHEREOF, the Parties have executed this Amendment by their duly authorized representatives.

ALPS Fund Services, Inc.		ALPS Series Trust, on behalf of the Funds

By:	/s/ Kenneth Fullerton	By:	/s/ Lucas Foss

Name:	Kenneth Fullerton	Name:	Lucas Foss

Title:	Authorized Representative	Title:	President

Exhibit (h)(14)(c)

Schedule A to this Amendment

Amendments

As of the Effective Date, the CCO Agreement is amended as follows:

1.	Section 3(a) is deleted in its entirety and replaced with:

(a)    As compensation for the performance of the Services on behalf of the Funds, the Trust shall pay to ALPS during the Term in accordance with the fee letter(s) (a “Fee Letter”), which may be amended from time to time. Notwithstanding anything to the contrary in this Agreement, fees billed for the services to be performed by ALPS under this Agreement are based on information provided by the Funds’ investment adviser and such fees are subject to renegotiation between the parties to the extent such information is determined to be materially different from what the Funds’ investment adviser originally provided to ALPS. During each year of the Term, unless the parties shall otherwise agree and provided that the service mix and volumes remain consistent with those provided in the previous year of this Agreement, the total fee that would be charged for the same services would be would be subject to an annual cost of living adjustment as provided in the Fee Letter.

2.	Section 3(b) is deleted in its entirety and replaced with “(b) [Intentionally removed]”.

3.	Section 4 is deleted in its entirety and replaced with the following:

SECTION 4. Reimbursement of Expenses.

During the Term, the Trust shall reimburse ALPS for all reasonable and necessary travel and lodging expenses and other out-of-pocket disbursements incurred by ALPS for or on behalf of the Trust in connection with the performance of ALPS’s or the CCO’s duties hereunder upon presentation of appropriate receipts and other reasonable documentation as the Trust may request. Reimbursement of expenses is subject to the terms of Section 3 of the Fee Letter.

4.	The contact information in Section 12 (Notices) is deleted in its entirety and replaced with:

(a)	If to ALPS:

ALPS Fund Services, Inc.
1290 Broadway, Suite 1000

Denver, CO 80203
Attn: General Counsel

Email: notices@sscinc.com

(b)	If to the Trust:

ALPS Series Trust,

On behalf of the Funds
1290 Broadway, Suite 1000

Denver, CO 80203
Attn: Secretary

As of the Effective Date, the Amendment to the CCO Agreement dated April 26, 2016, is amended as follows:

1.	The list of funds in Exhibit A (List of Funds) of the CCO Agreement is deleted in its entirety and replaced with:

Clarkston Fund
Clarkston Partners Fund
Clarkston Founders Fund

Exhibit (h)(14)(c)

Schedule B to this Amendment

General Terms

1.	Capitalized terms not defined herein shall have the meanings given to them in the CCO Agreement.

2.	The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Amendment, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. This Amendment (including any attachments, schedules and addenda hereto), along with the CCO Agreement, as amended, contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto.

3.	This Amendment may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and signatures so exchanged shall be binding to the same extent as if original signatures were exchanged.

4.	This Amendment and any dispute or claim arising out of or in connection with it, its subject matter or its formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the same jurisdiction as the CCO Agreement.